UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 30, 2021 (March 24, 2021)
Two Harbors Investment Corp.
(Exact name of registrant as specified in its charter)

Maryland	001-34506		27-0312904
(State or other jurisdiction of incorporation or organization)	(Commission File Number)		(I.R.S. Employer Identification No.)

601 Carlson Parkway, Suite 1400	Minnetonka,	MN	55305
(Address of Principal Executive Offices)			(Zip Code)
(612) 453-4100
Registrant's telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Securities Registered Pursuant to Section 12(b) of the Act:

Title of Each Class:	Trading Symbol(s)	Name of Exchange on Which Registered:
Common Stock, par value $0.01 per share	TWO	New York Stock Exchange
8.125% Series A Cumulative Redeemable Preferred Stock	TWO PRA	New York Stock Exchange
7.625% Series B Cumulative Redeemable Preferred Stock	TWO PRB	New York Stock Exchange
7.25% Series C Cumulative Redeemable Preferred Stock	TWO PRC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 24, 2021, the Compensation Committee of the Board of Directors of Two Harbors Investment Corp. (the “Company”) adopted the Two Harbors Investment Corp. Severance Benefits Plan (the “Plan”), which became effective as of such date. Benefits under the Plan are available to the Company’s officers and other key employees (as defined in the Plan, each, a “Participant” and collectively the “Participants”).

Under the Plan, a Participant will be eligible to receive severance benefits under the following circumstances:

•Involuntary Termination without Cause or For Good Reason (No Change of Control). If the employment of a Participant is terminated by the Company without “cause” or by the Participant for “good reason” (each as defined in the Plan), then the Participant is entitled to receive: (i) cash compensation equal to a multiple of the Participant’s base salary (i.e., two times (2x) base salary for the Chief Executive Officer, one and one-half times (1.5x) base salary for all other officers, and one time (1x) base salary for other key employees); (ii) cash compensation equal to a pro rata portion of the Participant’s target annual incentive compensation established for the year in which the termination event occurred, as calculated through the separation date in the manner described in the Plan; (iii) continued participation in certain welfare and insurance benefits in effect on the separation date for the lesser of (A) the Participant’s COBRA eligibility or (B) 18 months for the Chief Executive Officer and other officers and 12 months for other key employees; and (iv) outplacement assistance for six months, up to a maximum reimbursement amount of $25,000.

•Involuntary Termination without Cause or For Good Reason (Change of Control; Double-Trigger”). If (a) there is a “change of control” (as defined in the Plan) and (b) within 24 months after the change of control, the employment of a Participant is terminated by the Company without cause or by the Participant for “good reason” (as defined in the Plan), then a Participant is entitled to receive: (i) cash compensation equal to a multiple of the Participant’s base salary (i.e., two and one-half times (2.5x) base salary for the Chief Executive Officer, two times (2x) base salary for all other officers and one and one-half times (1.5x) base salary for other key employees); (ii) cash compensation equal to a pro rata portion of the Participant’s target annual incentive compensation established for the year in which the termination event occurred, as calculated through the separation date in the manner described in the Plan; (iii) continued participation in certain welfare and insurance benefits in effect on the separation date for the lesser of (A) the individual’s COBRA eligibility or (B) 18 months; and (iv) outplacement assistance for six months, up to a maximum reimbursement amount of $25,000.

Benefits under the Plan shall be provided only if a Participant executes a separation agreement prepared by the Company, which agreement shall include a general release as well as non-compete and non-solicitation, non-disparagement and/or confidentiality provisions. Benefits under the Plan are not available if a Participant is terminated for cause or otherwise is deemed ineligible under the Plan. Benefits are also subject to termination and the right of the Company to clawback certain benefits if a Participant violates the terms of any separation agreement entered into in exchange for severance benefits or any other restrictive covenant applicable to the Participant.

The above description of the Plan is a summary only and is qualified in its entirety by reference to the full text of the Plan, a complete copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Two Harbors Investment Corp. Severance Benefits Plan, dated March 24, 2021.
104	Cover Page Interactive Data File, formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TWO HARBORS INVESTMENT CORP.

	By:	/s/ REBECCA B. SANDBERG
Rebecca B. Sandberg
General Counsel and Secretary

Date: March 30, 2021